Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results

for the Second Quarter of 2011

Syracuse, New York — (Businesswire) – August 8, 2011 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the second quarter ended July 3, 2011.

Highlights for the second quarter of 2011 versus the second quarter of 2010 include:

•

Total revenues increased 2.6% to $209.8 million in the second quarter of 2011 compared to $204.5 million in the second quarter of 2010. Revenues for Fiesta Restaurant Group, Inc., an indirect wholly owned subsidiary of the Company that owns and operates the Pollo Tropical and Taco Cabana restaurant businesses, increased 9.2% to $121.2 million from $111.0 million in the same period last year.

•	Comparable restaurant sales increased 10.7% at Pollo Tropical, increased 4.5% at Taco Cabana, and decreased 3.6% at Burger King;

•	Net income for the second quarter of 2011 was $5.5 million, or $0.25 per diluted share, compared to net income of $2.4 million, or $0.11 per diluted share in the second quarter of 2010.

•

Earnings in the second quarter of 2011 included certain non-recurring items which reduced earnings before taxes by $0.8 million, or $0.03 per diluted share after tax, and a favorable income tax adjustment of $0.2 million, which increased net income by $0.01 per diluted share. Earnings in the second quarter of 2010 included impairment and other lease charges totaling $3.6 million, or $0.11 per diluted share, after tax.

As of July 3, 2011, the Company owned and operated 550 restaurants, including 303 Burger King, 90 Pollo Tropical and 157 Taco Cabana restaurants, and also franchised 35 restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “We were pleased with results for the second quarter at our Pollo Tropical and Taco Cabana brands as each posted strong top line growth and solid earnings. These brands continue to demonstrate their strong and growing appeal. Our Burger King restaurants continued to show weakness in the quarter. However, we have begun to see signs of stabilizing trends within that business and believe that it will continue to improve as the year progresses.”

Mr. Vituli added, “While our sales increases enabled us to leverage costs on an overall basis, commodity inflation has been persistent and did have some negative impact on margins in the quarter. We have recently taken price increases at Pollo Tropical and Taco Cabana. Both brands have historically benefited from high value scores from our customers, and from their initial reaction, we believe that our customers will absorb these modest price increases with minimal effect on customer frequency.”

Second Quarter 2011 Results

Total revenues increased 2.6% to $209.8 million in the second quarter of 2011 from $204.5 million in the second quarter of 2010, with revenues from Fiesta Restaurant Group increasing 9.2% to $121.2 million from $111.0 million.

Pollo Tropical revenues increased 12.5% to $52.6 million in the second quarter of 2011 from $46.8 million in the second quarter of 2010. Pollo Tropical comparable restaurant sales increased 10.7%.

Taco Cabana revenues increased 6.9% to $68.6 million in the second quarter of 2011 from $64.2 million in the second quarter of 2010. Taco Cabana comparable restaurant sales increased 4.5%. Two Taco Cabana restaurants were opened and one Taco Cabana restaurant was closed during the period.

Burger King revenues decreased 5.2% to $88.6 million in the second quarter of 2011 from $93.5 million in the second quarter of 2010. Burger King comparable restaurant sales decreased 3.6%. The Company also added one new restaurant through the lease assumption of a non-operating Burger King restaurant and closed two Burger King restaurants during the period.

Income from operations increased to $12.0 million during the second quarter of 2011 from $8.4 million in the second quarter of 2010, and as a percentage of total revenues, increased from 4.1% to 5.7%.

Interest expense decreased to $4.6 million during the second quarter of 2011 from $4.7 million in the second quarter of 2010.

Impairment and other lease charges were $1.0 million in the second quarter of 2011 consisting primarily of lease charges related to the closing of a Taco Cabana restaurant late in the quarter and increases to lease reserves for previously closed Pollo Tropical and Taco Cabana restaurants. Other non-recurring items included a $0.3 million gain from the sale of a property previously operated as a Burger King and $0.2 million of expenses related to the planned spin-off of Fiesta Restaurant Group. In the second quarter of 2010, impairment and other lease charges totaled $3.6 million.

Net income for the second quarter of 2011 was $5.5 million, or $0.25 per diluted share, compared to net income of $2.4 million, or $0.11 per diluted share in the prior year. Earnings in the second quarter of 2011 included the non-recurring items discussed above which reduced earnings before taxes by $0.8 million, or $0.03 per diluted share after tax, and a favorable income tax adjustment which increased net income by $0.2 million, or $0.01 per diluted share. Earnings in the second quarter of 2010 included $3.6 million in impairment and other lease charges, or $0.11 per diluted share, after tax.

Six Months Results

For the six months ended June 30, 2011, total revenues increased 1.9% to $407.1 million from $399.6 million in the same period last year and revenues for Fiesta Restaurant Group increased 8.4% to $236.9 million from $218.5 million in the six months ended June 30, 2010. Net income was $7.8 million, or $0.35 per diluted share, compared to $4.7 million, or $0.22 per diluted share, for the six months ended June 30, 2010.

Refinancing

On August 5, 2011, the Company completed a refinancing of its existing indebtedness. Carrols LLC (a wholly owned subsidiary of Carrols Corporation that operates the Company’s Burger King restaurants) and Fiesta Restaurant Group each entered into new and independent financing arrangements. The proceeds from these financings were or will be used to repay amounts outstanding under the Company’s senior credit facility and its 9% senior subordinated notes, as well as to pay all related fees and expenses. Excess cash from the financings is expected to be approximately $10 million to $11 million.

Fiesta Restaurant Group sold $200 million of 8.875% senior secured second lien notes due 2016 and entered into a $25 million secured revolving credit facility which was undrawn at closing. Carrols LLC entered into an $85 million secured credit facility including term loan borrowings of $65 million and an undrawn $20 million revolving credit facility. Proceeds from these borrowings were used to repay approximately $80.2 million outstanding under Carrols Corporation’s senior credit facility, to repurchase $118.4 million of the 9% senior subordinated notes tendered pursuant to a cash tender offer (such tender offer is not yet complete), to pay accrued interest and to pay related fees and expenses. In addition, the $46.6 million of 9% senior subordinated notes not yet tendered will be repurchased upon completion of the cash tender offer or redeemed subsequent to its expiration along with payment for accrued interest and fees related to the tender offer.

2011 Outlook

The Company is not providing specific earnings guidance for 2011. However, the Company is providing the following updated information which does not include any impact from the planned spin-off of Fiesta Restaurant Group or any loss on extinguishment of debt related to the refinancing completed in the third quarter of 2011:

•

Comparable restaurant sales are now expected to increase approximately 7% to 9% for Pollo Tropical (compared to 6% to 8% announced previously) and to increase approximately 3% to 5% for Taco Cabana (compared to 2% to 3% announced previously). Burger King comparable restaurant sales are expected to improve in the second half of the year and to be approximately 1% to 3% negative for the full year;

•	Commodity costs are now expected to increase 5% to 6% for Pollo Tropical, 8% to 9% for Taco Cabana and 5% to 6% for Burger King;

•

In 2011, the Company plans to open five to seven new Hispanic Brand restaurants, one new Burger King restaurant and to relocate one Burger King restaurant. The Company also plans to close two Pollo Tropical, one Taco Cabana and five Burger King restaurants (excluding the relocated restaurant);

•	Total capital expenditures are now estimated to be in the $45 million to $50 million range;

•	Total interest expense is anticipated to increase approximately $2.0 million to $2.5 million in the second half of 2011 as a result of the recently completed refinancing of the Company’s debt; and

•	The Company’s annual effective tax rate is now estimated to be 28% to 30%.

Mr. Vituli concluded, “Our plan to spin-off Fiesta Restaurant Group to our shareholders is moving forward and we believe that we are on track to create an independent publicly-owned company containing our Pollo Tropical and Taco Cabana brands by year-end. The effect of the spin-off would leave Carrols Restaurant Group with its Burger King restaurant business. A critical step in this process, separate debt financings for each of these two companies, has been completed. We also recently named industry veteran Tim Taft as Fiesta’s new CEO effective August 15, 2011 while I will remain as Chairman of the Board for Fiesta. Tim is a proven marketer and operator, and he brings considerable experience to continue building the Pollo Tropical and Taco Cabana brands. We also expect that Dan Accordino will be appointed CEO of Carrols Restaurant Group at the time of the spin-off. His deep understanding of our Burger King operations and the overall Burger King system make him well-suited for this role.”

Conference Call Today

The Company will host a conference call to discuss the second quarter 2011 financial results today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-941-8416 or for international callers by dialing 480-629-9808. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4459726. The replay will be available until Monday, August 15, 2011. The call will also be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation and Fiesta Restaurant Group, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 550 company-owned and operated restaurants in 16 states as of July 3, 2011, and 35 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad, the Bahamas and Venezuela. Carrols Restaurant Group, through its indirect wholly-owned subsidiary Fiesta Restaurant Group, owns and operates the Pollo Tropical and Taco Cabana restaurant businesses. Carrols Restaurant Group is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s consideration of a potential spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended June 30, (a)		Six Months Ended June 30, (a)
	2011	2010	2011	2010
Revenues:
Restaurant sales	$209,343	$204,141	$406,216	$398,808
Franchise royalty revenues and fees	501	335	866	812

Total revenues	209,844	204,476	407,082	399,620

Costs and expenses:
Cost of sales	66,172	62,969	126,487	122,167
Restaurant wages and related expenses (b)	60,232	59,611	118,800	118,745
Restaurant rent expense	12,208	12,232	24,262	24,588
Other restaurant operating expenses	29,039	29,105	56,963	57,337
Advertising expense	7,472	7,758	14,975	14,604
General and administrative expenses (b)	13,749	12,677	27,605	25,174
Depreciation and amortization	8,389	8,113	16,497	16,235
Impairment and other lease charges	975	3,631	2,055	3,901
Other income	(342)	—	(448)	—

Total costs and expenses	197,894	196,096	387,196	382,751

Income from operations	11,950	8,380	19,886	16,869
Interest expense	4,579	4,708	9,192	9,451

Income before income taxes	7,371	3,672	10,694	7,418
Provision for income taxes	1,863	1,237	2,940	2,669

Net income (c)	$5,508	$2,435	$7,754	$4,749

Basic net income per share	$0.25	$0.11	$0.35	$0.22

Diluted net income per share	$0.25	$0.11	$0.35	$0.22

Basic weighted average common shares outstanding	21,663	21,619	21,653	21,616

Diluted weighted average common shares outstanding	22,161	21,844	22,114	21,841

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three and six months ended July 3, 2011 and July 4, 2010 are referred to as the three and six months ended June 30, 2011 and June 30, 2010, respectively. The three and six months ended June 30, 2011 and 2010 each included 13 and 26 weeks, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $10 and $14 for the three months ended June 30, 2011 and 2010, respectively, and $20 and $28 for the six months ended June 30, 2011 and 2010, respectively. General and administrative expenses include stock-based compensation expense of $713 and $402 for the three months ended June 30, 2011 and 2010, respectively, and $1,378 and $781 for the six months ended June 30, 2011 and 2010, respectively.
(c)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended June 30, 2011 and 2010 was $5,509 and $2,436, respectively, and $7,757 and $4,752 for the six months ended June 30, 2011 and 2010, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30, (a)
	2011	2010	2011	2010
Segment revenues:
Burger King	$88,595	$93,456	$170,217	$181,075

Pollo Tropical	52,642	46,813	104,877	92,306
Taco Cabana	68,607	64,207	131,988	126,239

Total revenues	$209,844	$204,476	$407,082	$399,620

Change in comparable restaurant sales: (a)
Burger King	(3.6)%	(1.4)%	(4.3)%	(3.9)%
Pollo Tropical	10.7%	6.3%	12.0%	5.0%
Taco Cabana	4.5%	(0.1)%	3.3%	(1.0)%

Adjusted Segment EBITDA: (b)
Burger King	$5,111	$5,522	$6,252	$9,308
Pollo Tropical	9,581	8,145	19,640	14,872
Taco Cabana	7,003	6,873	13,496	13,634

Average sales per restaurant: (c)
Burger King	$294	$302	$563	$584
Pollo Tropical	580	515	1,157	1,011
Taco Cabana	435	412	844	810

New restaurant openings:
Burger King	1	1	2	1
Pollo Tropical	—	—	—	—
Taco Cabana	2	—	3	—

Total new restaurant openings	3	1	5	1

Restaurant closings:
Burger King	(2)	(3)	(4)	(4)
Pollo Tropical	—	(1)	(1)	(1)
Taco Cabana	(1)	(1)	(1)	(1)

Net new restaurants	—	(4)	(1)	(5)

Number of company owned restaurants:

Burger King	303	309
Pollo Tropical	90	90
Taco Cabana	157	155

Total company owned restaurants	550	554

	At 7/3/11	At 1/2/11
Long-term debt (d)	$258,182	$263,513

(a)	Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.
(b)

Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense and gains or losses on extinguishment of debt. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions. For the three and six months ended June 30, 2011, the administrative support expenses provided to Pollo Tropical included in the Burger King segment were $1.2 million and $2.6 million, respectively, and the administrative support expenses provided to Taco Cabana included in the Burger King segment were $1.4 million and $3.3 million respectively. For the three and six months ended June 30, 2010, these expenses included in the Burger King segment were $1.1 million and $2.2 million, respectively, for Pollo Tropical and $1.4 million and $2.8 million, respectively, for Taco Cabana.
(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period.
(d)	Long-term debt (including current portion) at July 3, 2011 included $165,000 of the Company’s 9% senior subordinated notes, $80,214 of outstanding borrowings under its senior credit facility, $11,799 of lease financing obligations and $1,170 of capital lease obligations. Long-term debt at January 2, 2011 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $87,250 of outstanding borrowings under its senior credit facility, $10,061 of lease financing obligations and $1,202 of capital lease obligations.